Morton Industrial Group, Inc. Reports
2006 Fiscal Year Second Quarter and First Half Results
MORTON, IL — August 15, 2006 — Morton Industrial Group, Inc. (OTC BB: MGRP), which operates Morton Metalcraft Co., a leading metal fabrication supplier to large industrial original equipment manufacturers (OEMs), today announced its financial results for the second quarter and first half ended July 1, 2006.
Net sales for the quarter ended July 1, 2006 were $54.3 million compared to $53.6 million for the quarter ended July 2, 2005, an increase of $0.7 million or 1.4%. The moderately higher sales resulted principally from increased unit demand by our two largest customers, Deere & Co. and Caterpillar, Inc.
Net sales for the six months ended July 1, 2006 were $107.9 million compared to $107.7 million for the six months ended July 2, 2005, an increase of $0.2 million or 0.2%. The moderately higher sales resulted principally from increased unit demand by our two largest customers, Deere & Co. and Caterpillar Inc.
Operating income for the 2006 second quarter was $4.3 million compared to $3.7 million in the 2005 second quarter. Operating income for the 2006 first half was $8.3 million compared to $7.3 million in the 2005 first half.
Net earnings for the 2006 second quarter were $3.6 million, or $0.61 per diluted share compared to $2.7 million, or $0.46 per diluted share in the comparable period a year ago. Net earnings for the 2006 first half were $6.8 million, or $1.15 per diluted share compared to $5.7 million, or $0.96 per diluted share in the comparable period a year ago. The Company’s net earnings include a gain on redemption of preferred stock of $0.9 million in the second quarter of both years and $1.7 million in the first half of both years.
On March 22, 2006, Morton Industrial Group, Inc. (“the Company”) entered into an Agreement and Plan of Merger (“Merger Agreement”) under which MMC Precision Merger Corp. (“Merger Sub”), a wholly owned subsidiary of MMC Precision Holdings Corp. (“Parent”), will merge with and into the Company with the Company being the surviving corporation and a direct wholly owned subsidiary of Parent. The shareholders of Parent will include a private equity fund that is an affiliate of Brazos Private Equity Partners, LLC, which will hold a majority of the shares of Parent, and five persons who are (i) William D. Morton, the Company’s Chairman, President and Chief Executive Officer, (ii) through his affiliate Eastover Group, LLC, Mark W. Mealy, a director of the Company, (iii) Daryl R. Lindemann, the Company’s Senior Vice President of Finance, (iv) Brian L. Geiger, Senior Vice President of Operations of Morton Metalcraft Co., and (v) Brian R. Doolittle, Senior Vice President of Sales and Engineering of Morton Metalcraft Co.. In the Merger, each outstanding share of common stock of the Company, other than shares to be contributed to Parent by Mr. Morton, Mr. Mealy, and the other three officers concurrently with the closing of the Merger, will be converted to the right to receive $10.00 cash per share.
Completion of the transaction, which is expected to occur in the third quarter of 2006, is subject to customary closing conditions, including the receipt of financing and approval by the holders of a majority of the outstanding shares of Morton common stock not held by shareholders who will continue as equity owners in the Company.
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Morton Industrial Group, Inc.
August 15, 2006 — Page Two
About Morton Industrial Group, Inc.
Morton Industrial Group, Inc. (OTC: MGRP) is a highly respected contract fabrication supplier that has significant relationships with a diverse group of industrial original equipment manufacturers. Our products include a broad range of metal fabrications and assemblies for the Construction, Agricultural and Commercial capital goods industries. Our superior competitive strengths have resulted in strong, focused relationships with our prestigious customer base. We employ approximately 1,500 associates, and our six manufacturing facilities are strategically located in the Midwestern, Southeastern and Northeastern United States in close proximity to our customers’ manufacturing and assembly facilities. Our principal customers include Caterpillar Inc., Deere & Co., Kubota Corporation and JLG Industries Inc.
“Safe Harbor” Statement Under The Private Securities Litigation Reform Act of 1995: This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements containing the words “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar words. The forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward looking statements. Such factors include, among others, the following: the loss of certain significant customers; the cyclicality of our construction and agricultural sales; the availability of working capital; the orders of our two major customers; general economic and business conditions, both nationally and in the markets in which we operate or will operate; competition; and other factors referenced in the Company’s reports and registration statements filed with the Securities and Exchange Commission. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward looking statements. The forward looking statements contained herein speak only of the Company’s expectation as of the date of this quarterly report. We disclaim any obligations to update any such factors or publicly announce the result of any revisions to any of the forward looking statements contained herein to reflect future events or developments, except as required by law. This “Safe Harbor” Statement does not apply to 13E-3 “going private” transactions.
Notice to Investors
In connection with the proposed merger, Morton Industrial Group, Inc. has filed a definitive proxy statement and a proxy statement supplement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND THE PROXY STATEMENT SUPPLEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement, the proxy statement supplement and other documents filed by Morton Industrial Group, Inc. at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The definitive proxy statement, the proxy statement supplement and such other documents may also be obtained for free from Morton Industrial Group, Inc.’s Web site at www.mortongroup.com under the Investor Relations tab or by directing such request to Morton Industrial Group Inc., Attention: Investor Relations, 1021 W. Birchwood, Morton, Illinois 61550.
Morton Industrial Group, Inc. directors, officers and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Morton Industrial Group, Inc.’s participants in the solicitation are set forth in the definitive proxy statement and proxy statement supplement relating to the merger.
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Morton Industrial Group, Inc.
August 15, 2006 — Page Three
MORTON INDUSTRIAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended July 1, 2006 and July 2, 2005
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net sales	$54,314	53,558	107,912	107,681
Cost of sales	45,571	45,969	91,045	92,958

Gross profit	8,743	7,589	16,867	14,723

Operating expenses:
Selling expenses	838	795	1,640	1,578
Administrative expenses	3,587	3,109	6,959	5,865

Total operating expenses	4,425	3,904	8,599	7,443

Operating income	4,318	3,685	8,268	7,280

Other income (expense):
Interest expense	(1,269)	(1,523)	(2,601)	(2,807)
Gain on redemption of preferred stock	850	850	1,700	1,700
Other	—	22	—	62

Total other income (expense)	(419)	(651)	(901)	(1,045)

Earnings before income taxes	3,899	3,034	7,367	6,235
Income taxes	300	320	575	520

Net earnings	$3,599	$2,714	6,792	5,715

Earnings per common share — basic	$0.72	$0.54	$1.36	$1.16

Earnings per common share — diluted	$0.61	$0.46	$1.15	$0.96

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